Exhibit 10.3

VERIZON
SERVICE ORDER FORM

SOF Number:  1-UU2XUS

All of the services provided by Verizon Canada Ltd. ("Company") in this agreement and described below are collectively referred to as the "Services", and the fees and charges for the Services are set out in this Service Order Form ("SOF").  This SOF, together with the Company's General Service Agreement ("GSA") and the Schedules referenced and incorporated herein shall form the agreement for the Services ("Agreement").

A. CUSTOMER INFORMATION
Full Legal Name of Customer	The Ultimate Software Group of Canada, Inc.

Customer’s Jurisdiction of
Incorporation/Continuance:	Ontario

Registered Office Address:	100 King Street West, I First Canadian Place
Suite 1600
Attention: Paul Harricks, Esq.

Guarantor and Agent Address for Invoices and Notices	The Ultimate Software Group, Inc.
2000 Ultimate Way
Weston, Florida
USA
33326
(800) 432-1729

Telephone:
Facsimile:

B. CHARGES
Item	Service Description	Hub City	Qty	One-Time Charges NRC (per Service)	Monthly Minimum Recurring Charge MRC (per Service)	Minimum Service Period (months)
1	Data Center Colocation: Internet
Colocation-TOR6:
	Space-Full Cabinet	Toronto6-Tor6	[***]	[***]	[***]	36 Months

2	Data Center Colocation: Internet
Colocation-Options: Power-30A UPS
	250V receptacle: Twistlock	Toronto6-Tor6	[***]	[***]	[***]	36 Months

3	Data Center Colocation: Internet
Colocation-Options: Power-30A Non-UPS
	250V receptacle: Twistlock	Toronto6-Tor6	[***]	[***]	[***]	36 Months

4	Data Center Colocation: Internet
Colocation-Options: Power-20A UPS
	250V receptacle: Twistlock	Toronto6-Tor6	[***]	[***]	[***]	36 Months

5	Data Center Colocation: Internet
Colocation-Options: Power-20A Non-UPS
	250V receptacle: Twistlock	Toronto6-Tor6	[***]	[***]	[***]	36 Months

6	Data Center Colocation: Internet
Colocation Connectivity-Ethernet:
	Burstable Full Duplex: 0-3Mbps	Toronto6-Tor6	[***]	[***]	[***]	36 Months

7	Data Center Colocation: Internet
Colocation-Options: Patch Panel Cross
	Connection: N/A	Toronto6-Tor6	[***]	[***]	[***]	36 Months

	Total:			[***]	[***]
36 Months

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

ALL AMOUNTS EXPRESSED ABOVE ARE IN CANADIAN DOLLARS. Additional terms and conditions applicable to the listed Services are set out in the applicable Schedule(s) that form part of this Agreement.

C. AGREEMENT DOCUMENTS

Subject only to those amendments set forth expressly in this SOF, if any, the Customer has read all of the following terms and conditions (incorporated by reference or otherwise) in their entirety prior to executing this SOF and accepts these terms and conditions as the exclusive, enforceable and entire Agreement between the parties with respect to the Services:

1.	General Service Agreement	Annex 1
2.	Service Schedule:	Annex 2
3.	Acceptable Use Policy	Annex 3

The undersigned represents and warrants that: (1) the Customer is a valid and subsisting corporation with all corporate power to enter this agreement; and (2) the undersigned is the authorized signing authority of the Customer and has all necessary authority to enter this Agreement on behalf of the Customer.

D. SERVICE ORDER TERM AND AGREEMENT

1. All defined terms in this Service Order Form not otherwise defined herein shall have the respective meanings ascribed to each such term in the GSA or the applicable Schedule(s).

2. The Customer’s Minimum Service Period for the Services will commence upon Services Effective Date (as defined in the GSA) and end following the number of Monthly Periods set out in Subpart B under “Minimum Service Period” (“Minimum Term”), unless earlier terminated in accordance with the Agreement.

3. The Effective Date of this Agreement shall not occur until this Service Order Form is fully executed by the parties and credit approval has been confirmed by Company (which credit approval will be deemed granted only upon the Service Effective Date).

4. This Agreement (together with any URL document incorporated by reference herein) shall constitute the entire agreement between the parties with respect to the applicable and referenced Services, and all prior or other understandings between the parties (in writing or orally) are null and void.

5. All rates, charges, credits and discounts for the Services contained herein will be effective on the relevant Services Effective Date. Company shall send the Customer’s invoices for Services to the billing agent’s address set forth in Section A hereto, and payment will be made to the following Company address: Verizon Canada Ltd., 60 Adelaide Street East, Toronto, Ontario, Canada M5C 3E4, Attention: Controller or as Company may direct from time to time in writing. Company shall send invoices to Customer at the Gurantor’s billing address set forth in Subpart A, above (“Agent”) and Agent shall act as the payment agent for the Customer in respect of the Services.

6. The Ultimate Software Group Inc. (“Guarantor”) hereby guarantees payment of all amounts due to Company hereunder, and this guarantee constitutes a valid and legally binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy law. Guarantor unconditionally and irrevocably guarantees to Company, as an absolute and continuing guarantee: (a) the due and prompt performance and observance by Supplier of all of the covenants, agreements and obligations (collectively, the “Covenants”) of Customer in the Agreement; and (b) the payment or reimbursement of all losses that Company incurs enforcing its rights and remedies against Customer. In the event of a default by Customer in the due and prompt performance, fulfillment or satisfaction of any of the covenants, Guarantor will, promptly upon demand by Company, perform (where permitted by applicable law or regulation), fulfill, or satisfy, or otherwise cause the performance, fulfillment, and satisfaction of such Covenants. Any liability of Guarantor under this Guarantee arising from Customer’s liability to pay any amounts under the Agreement will not be in excess of any such amounts for which Customer is liable under the Agreement. Guarantor will be entitled to all rights, privileges, and defences otherwise available to Customer under the Agreement with respect to such liability, including without limitation all provisions of the Agreement relating to limitation of liability. For greater certainty, this Section 6 will not be construed to limit Guarantor’s obligation to perform and observe all Covenants of Guarantor under the Agreement. Guarantor is and will continue to be liable under this Guarantee notwithstanding:

(a)
any renewals or extensions of time for performance of any of the Covenants or other indulgence, forbearance or delay which may be granted from time to time to Customer with or without the knowledge or consent of Guarantor;

(b)	any renewals or extensions of time for performance of any of the Covenants or other indulgence, forbearance or delay which may be granted from time to time to Guarantor;

(c)	any repayment from time to time of the whole or part of any amounts payable by Customer to Company under the Agreement;

(d)	any amendment of the Agreement, whether with or without notice to Guarantor;

(e)	the voluntary or involuntary liquidation, dissolution, consolidation or merger (or the sale or other disposition of all or part of the assets) of Customer;

(f)	any reorganization or change in the business, management, capital structure, share ownership or organization of Customer; or

(g)	the sale of the assets or undertaking of Customer upon an arrangement, bankruptcy, insolvency, reorganization or other similar proceeding or occurrence relating to Customer.

Except as expressly set out herein, Company will not be bound to exhaust its recourses or remedies against Customer or commence any action against Customer requiring performance of the Covenants prior to enforcing its rights under this Guarantee and Company may enforce the various remedies available to it at law or in equity concurrently or successively and may proceed against Guarantor in such order as it may determine. Company will not proceed against Guarantor under this Guarantee until demand for performance of the Covenants has been made to Supplier and Guarantor. Such demand will be deemed to have been effectively made upon Guarantor if and when notice in writing containing such demand addressed to Guarantor is given in accordance with the notices section of the GSA and will be deemed to have been effectively made upon Customer if and when notice in writing containing such demand addressed to Customer is given in accordance with the GSA.

7. The Company’s paper invoices shall prevail to the extent of any such discrepancy, and shall be determinative. Applicable taxes will be added to the rates set forth in Section B.

8. Upon request, Company agrees to submit a certification letter, acceptable to Company, that attests to the accuracy of information Company provides to Customer and/or Customer’s auditor(s) and which relates to Company’s security controls at its Toronto Data Centre. Request for such certification letter shall be limited to twice annually.

9. The parties agree that Customer will have the right, exercisable within [***] days’ of receipt of notice (or written confirmation from Company otherwise) that Company has ceased to perform annual or other periodic audits as set out in Section 17 of the Service Schedule at Annex 2 hereto, to terminate this SOF upon at least [***] day’s prior written notice to Company, without penalty or liability, and subject only to payment of all fees and charges due and payable to date of termination.

10. This Agreement form will be of no force and effect and any offer to supply services herein will be withdrawn by Company unless this Agreement is executed by Customer and received by Company on or before September 14, 2009.

11. Overage pricing for connectivity services set out in Subpart B.6, above. No downgrades permitted:

Minimum Speed	MRC
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT (“EFFECTIVE DATE”) AS OF THE DATE SET FORTH OPPOSITE THE LAST-AFFIXED SIGNATURE BELOW.

Verizon Canada Ltd.		The Ultimate Software Group of Canada, Inc.
Per:	/s/ John Pigatsiotopoulos	Per:	/s/ Robert Manne
	John Pigatsiotopoulos		Name:	ROBERT MANNE
	Sales Director		Title:	VICE PRESIDENT
Date:		Date:	9/23/09

I have authority to bind the corporation
The Ultimate Software Group, Inc.

		per:	/s/ Robert Manne
			Name:	ROBERT MANNE
			Title:	SENIOR VICE PRESIDENT
		Date:	9/23/09
As Guarantor and Payment Agent only

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

ANNEX 1 TO SOF 1-UU2XUS
GENERAL SERVICE AGREEMENT

This General Service Agreement (“GSA”) sets forth the general service terms for Verizon Canada products and services, and is binding on Customer upon execution and delivery to Verizon Canada Ltd. (“Company”). Company is acting on behalf of each Company Affiliate and their respective successors to the extent that services referred to in this GSA are provided by one or more such Company Affiliates. This GSA incorporates by reference the attached schedules (referred to collectively herein as the “Schedules” or referred to individually herein as a “Schedule”). Company or its Affiliates and their respective successors (collectively hereafter, “Company”) will provide to Customer, and Customer will purchase from Company those service(s) described in the Schedules to this Agreement (collectively, the “Services”) at the rates, discounts, and upon such other terms and conditions described in the Schedules for the applicable Service. The rates, charges, credits and discounts for Services will be effective on the date the Company activates the Service (the “Services Effective Date”).

1.0 DEFINITIONS AND INTERPRETATION.

1.1 “Affiliate” means any entity controlling, controlled by or under common control with a party to this Agreement. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or exercise a controlling influence over the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Base Rates” means: (i) for Services priced herein at any of standard US or foreign Tariff (as defined at subsection 1.12), or for standard published or standard list rates herein (if any), such rates as reduced by the applicable discounts (if any) provided to Customer pursuant to this Agreement; and (ii) for Services as to which a specific rate is set forth herein, such rate; or (iii) for Services for which no specific rates or discounts are set forth herein, the standard rates applicable for such services following application of the discounts (if any) received by Customer.

1.3 “Cause” means: (a) a failure to perform a material obligation by the other party under this Agreement, other than non-payment of Service, which failure is not remedied within thirty (30) days of such defaulting party’s receipt of written notice thereof; or (b) Customer’s failure to pay an undisputed invoice for Services under this Agreement within the time period required by Section 6.0 below, which Cause may only be exercised by Company.

1.4 “Agreement Effective Date” means the date on which Customer signs the applicable Service Order Form(s) for Company Services.

1.5 “Confidential Information” is defined in Section 8.1 hereof, and includes information that is provided by or on behalf of either party (“Discloser”) to the other party (“Recipient”) related to: (a) the subject matter of this Agreement, (b) additional or modified Company products and/or Company services or other performance that reasonably could be provided under this Agreement (including, without limitation, Requests for Proposals, Requests for Quotes and Requests for Information, and their respective responses, that contemplate provision of Company products or Company services under this Agreement), and (c) information to which a Recipient otherwise gains access as a consequence of performance of this Agreement, and in any of the above cases, should reasonably have been understood by the Recipient because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to the Discloser, to an Affiliate of the Discloser or to a third party; and (d) this Agreement. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means. The terms, including without limitation pricing, of this Agreement are Confidential Information of Company.

1.6 “Contract Year” means each consecutive twelve (12) Monthly Periods of the Term commencing on the Services Effective Date or on each anniversary thereof.

1.7 “Eligible Usage Charges” means Customer’s Recurring Charges and Usage Charges for one or more Services provided under this Agreement, which charges are calculated at Base Rates, for the purposes of Annual Minimum or Subminima, if any. Eligible Usage Charges do not include the following: (i) Taxes (as defined in Section 9.1 below); (ii) charges for equipment and colocation; (iii) charges incurred where Company acts as agent for Customer in the acquisition of goods or services; (iv) non-recurring charges (e.g., installation, build-out, expedite or de-installation charges); (v) calling card surcharges (except as otherwise expressly provided for herein); (vi) monthly recurring non-usage charges (e.g., carrier access, or other statutory or regulatory charges, contributions or fees ); (vii) Governmental Charges (as defined in Section 3.1 below); and (viii) other charges expressly excluded in the applicable Schedule to the Agreement.

1.8 “Monthly Period” means a monthly billing period for Services under this Agreement.

1.9 “Nonqualified ROW Services” means: (i) non-Canadian Company Internet Services; (ii) international services or products provided outside Canada by the appropriate Company-affiliated operating company; (iii) rest-of-world Company Conferencing services (“ROW Conferencing Services”); and (iv) services provisioned by Embratel (in Brazil)).

1.10 “Quarter” means each consecutive three (3) Monthly Periods within the Term, commencing with the Services Effective Date and each three (3) month anniversary thereof.

1.11 “Recurring Charges” means those charges associated with the Customer’s use of those Services for which charges are specified on the basis of a monthly recurring charge.

1.12 “Tariff” means the tariffs on file with United States of America (“US”) domestic governmental bodies or other governmental bodies outside the US (including, without limitation, the Canadian Radio-Television and Telecommunications Commissions or “CRTC”) governing the rates and/or terms and conditions of Services that are subject to tariff filings, including, without limitation, the US state Public Utilities Commissions, as applicable.

1.13 “Usage Charges” means those charges associated with those Services for which charges are specified on the basis of per minute of use, usage of a fraction of a minute, per Mbps/Gb, burstable or tiered use, or rate of usage otherwise indicated in any Service Order.

1.14 Interpretation. Capitalized terms not otherwise defined in this Agreement will have the definition given to them in any applicable Tariff, Policy and/or the Guide (as defined in Section 2.2 below) where applicable to the Services subject to this Agreement.

1.15 Headings Not Controlling. Section titles or references used in this Agreement will be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties evidenced hereby.

1.16 Order of Precedence — Interpretation. The contractual relationship between Company and Customer will be governed by the following order of precedence: (a) applicable Tariffs; (b) provisions in (i) the Service Order Forms (“Service Orders” or “SOFs”) containing fees and charges and any other term or condition — all of which may expressly apply in lieu of, or that apply in addition to, provisions contained in Tariffs and/or the Guide (as defined in subsection 2.2); and (ii) the Schedules for each Company service ordered hereunder; and (iii) the main body of this GSA; and (c) provisions contained in the Guide with respect to Affiliate services outside Canada. When any Tariff provisions are cancelled, Services will continue to be provided pursuant to this Agreement, as supplemented by the Guide where applicable. Company’s Guide, which will contain Service product descriptions, definitions, terms and conditions, and pricing for Services outside Canada, is accessible on Company Affiliates’ internet website (http://www.verizonbusiness.com/) (or at such other URL as may be designated by Company from time to time) and at Company’s Affiliates’ headquarters during regular business hours. The Guide may be modified by Company’s Affiliates from time to time, as specified in the Guide.

2.0 PROVISION OF SERVICE AND CUSTOMER RESPONSIBILITIES.

2.1 Provisioning. Company will provide to Customer the Services more particularly described in the applicable Schedules to this Agreement. Customer is eligible to receive only those features available to each Service’s option type. It will be the Customer’s obligation to furnish to its Company account team all information necessary for Company to invoice and provide the Services to Customer including, without limitation, circuit installation and disconnection authorizations for those Customer circuits intended to receive, or which have been receiving, custom rates. Customer is financially responsible for all obligations accrued during the Term from any use of the Services under this Agreement. All Services are provided subject to pricing and availability of service from the Company’s telecommunications carrier. Company reserves the right to: (a) cancel any ordered Service based on lack of availability of service from the Company’s telecommunications carrier; and (b) adjust pricing subject to final determination of Customer location according to the definition of municipal and/or city boundaries. Without releasing it from any of its obligations, Company is entitled at any time, and without notice, to utilize the services of one or more of its Affiliates, sub-contractors (including licensed carriers or service providers in countries where Company is not licensed) in connection with the performance of its obligations under this Agreement.

2.2 Affiliate Services Outside Canada. As supplemented by this Agreement, Company’s provision of Services to Customer will be governed by (i) Company Affiliate’s state Tariffs for intrastate services and local services in the US, (ii) Non-US filed Tariffs for Non-US Services, if any, and (iii) Company Affiliates’ “Service Publication and Price Guide” (“Guide”) for interstate and international (where originating or terminating in the US) services, except for exchange access services which continue to be furnished pursuant to Tariff. This Agreement incorporates by reference applicable Tariffs and the Guide.

2.3 Service Classifications. The Services may consist of one or more of the following:

2.3.1 Regulated Tariffed U.S. Services. Certain Services, including, but not limited to, domestic US intrastate and USA local services, are currently provided by Company Affiliates to Customer pursuant to the Tariff filed by Company Affiliates in the US State where such Service is provided (“Regulated Tariffed Services”), which Tariff may be modified by Company from time to time in accordance with law. Domestic US intrastate and US local services will be provided pursuant to requirements imposed by US state law or regulatory authority. Company may provide to Customer certain US and other foreign telecommunications Service(s) pursuant to the applicable Tariffs and price lists of Company and its US-based Affiliates and successors. Where applicable, Attachment 1 shall set out any additional rates, discounts and certain other provisions applicable to the Services in this regard. Company’s Affiliates will, if required, file a Tariff Option consistent with the terms of Attachment 1. Customer will pay standard Tariffed rates for domestic US intrastate inbound and outbound voice service in all US states.

2.3.2 Regulated Non-Tariffed U.S. Services. Services which are subject to US Federal Communications Commission (“FCC”) regulation but which are not provided pursuant to a Tariff may be referred to hereafter as “Regulated Non-Tariffed Services”. The term “Regulated Non-Tariffed Service(s)” means only those services provided by Company’s Affiliates to Customer pursuant to Attachment 2, if any. Attachment 2 shall set out any additional rates, discounts and certain other provisions applicable to the Services in this regard and shall constitute a “Specialized Customer Arrangement” as defined in the Guide. No additional credits apply.

2.3.3 Non-Regulated Services. “Non-Regulated Services” means those Services that are not regulated by regulatory authority, including, but not limited to, Non-USA Services.

2.4 Acceptable Use Policy. All use of the Services must comply with the then-current version of the Acceptable Use Policy (“AUP”) of the countries where Customer uses an Internet service (and in the event no AUP exists for a country, the Canadian AUP applies). The applicable AUP is available at the following URL: http://www.verizonbusiness.com/terms/. (or at such other URL as may be designated by Company from time to time). Customer agrees to read and adhere to the AUP and cause its customers and end-users of the Services to read and adhere to the AUP. Customer will ensure that the AUP is adhered to by each user of the Services. Company reserves the right to amend the AUP from time to time, effective upon posting of the revised AUP at the designated URL or other notice to Customer. Company reserves the right to suspend the Services or terminate this Agreement effective upon notice for a violation of the AUP.

2.5 Additional Costs. Company is not required to provide any Service where: (i) Company would have to incur unusual expenses which the Customer will not pay; for example, for securing rights of way or for special construction or where Service is not available; (ii) Customer owes undisputed amounts to Company or its Affiliates that are past due other than as a guarantor; or (iii) Customer does not provide a reasonable deposit or other alternative required by Company. Company or its telecommunications contractors shall be responsible for installing and maintaining the Service facilities required to provide Services to the agreed-upon service demarcation point or termination point, as applicable, at each Customer Site. For greater certainty, Company may terminate a Service Order accepted (or deemed accepted) by the parties hereunder within thirty (30) business days of such acceptance (or deemed acceptance) without liability, where Company, acting in good faith, determines that it may incur additional installation costs in respect of the installation of applicable Services, where such additional costs were not ascertained or determined upon the date of acceptance (or deemed acceptance) of the Service Order. For the purposes of this Agreement, “Customer Site” shall mean any Customer-designated site or termination point, carrier-to-carrier interface or third party termination point to or at which the Service is to be provided.

2.6 No Resale. Except as otherwise stated in this Agreement, Customer may not resell, charge, transfer or otherwise dispose of the Services (or any part thereof) to any third party.

2.7 Network Compliance.

(a) Customer agrees that although Company has no obligation whatsoever to monitor, review, inspect, screen, audit or otherwise verify content of the information passing through Company’s host computers, network hubs and points of presence (“Network”), Company shall have the right to undertake any such activities concerning compliance with the restrictions under this Agreement.

(b) Any access to third party networks directly connected to the Company’s Network by the Customer must also comply with the rules appropriate for such third party networks.

2.8 Interconnection. Unless otherwise specified in a Schedule or SOF, Customer has sole responsibility for obtaining, installing, testing and maintaining all equipment, software and/or communications services necessary for interconnection with Verizon’s Network, Company’s service demarcation point, or otherwise for use in conjunction with any of the Services or the services that Company or its telecommunications or other contractors do not provide (the “Customer Facilities”). In no event will the untimely installation or non-operation of Customer Facilities relieve Customer of its obligation to pay any non-recurring Charges for the Services. Customer will have sole responsibility for ensuring that such equipment, software and services are compatible with Company’s requirements and that they continue to be compatible with any modifications to any of the Services by Company from time to time.

2.09 Equipment. Customer acknowledges that, unless otherwise specified elsewhere in this Agreement, Company is the owner of all right, title and interest in Customer premise equipment provided by Company in connection with the Service (“CPE”), or has obtained the right to make any CPE available for use by Customer. The CPE will at all times remain the property of Company or a third party, as the case may be, regardless of the manner in which it is installed or attached, and may not be used or operated by any person other than the Customer, or those for whom the Customer is responsible at law. Customer shall be responsible for any loss, cost, claim or damage caused to or by the CPE from any cause whatsoever including, without limitation, theft, or in connection with its installation, removal, use, maintenance or repair, unless such loss or damage is due to the negligence or wilful misconduct of Company or Company’s authorized agents. All CPE is provided on an “as is” basis, without any warranty whatsoever, including any warranty of fitness for purpose. CPE and any other equipment in the Company’s Space or on the Company’s premises may be subject to a lien and may include a registered security interest in favour of Company, its successors or its financiers. Customer hereby grants to Company, and Company reserves, a purchase money security interest in any CPE sold by Company to Customer in the amount of its purchase price as stated in the applicable SOF. Any such security interest shall be satisfied by payment in full of the invoiced amount. Customer agrees to execute any and all such documents, including financing statements, as may be necessary for Company to perfect such security interest. Notwithstanding the foregoing, a copy of this Agreement may be filed on behalf of Company with the appropriate authorities at any time after signature by Customer as and for financing statement. Customer shall pay all costs associated with securing any Company CPE hereunder, including any personal property security registration fees, UCC registration fees, or similar foreign registration fees, or other costs, and Company may set these costs off against any amount otherwise owed to Customer. Company may enter Customer premises on reasonable notice to Customer to repossess CPE in the event of any termination in accordance with the terms of this Agreement, or Company may, in its discretion, direct Customer to deliver the CPE to Company, at Customer’s cost and expense, provided that, notwithstanding the foregoing, any Company CPE that is not returned or recovered by Company within [***] days after the termination or expiration of the relevant service order or Agreement, as applicable, shall be subject to an additional charge of [***]or the depreciated value (on a [***] declining balance basis) of the relevant CPE, whichever is greater. Customer shall designate one contact and one alternative contact, who together or separately shall be available on an aggregate seven days per week, 24-hours per day basis to provide Company personnel or its agents with access for the purposes of this section.

2.10 Company Tariff, Policy and Guide. Company may amend Tariffs and applicable policy, including the AUP (“Policy”) and/or the Guide from time to time. If enforcement of any modification made by Company to the Tariff(s) Policy and/or Guide affects Customer in a Material and Adverse manner, Customer, as its sole remedy, may discontinue the affected Service without liability for early termination charges (except for payment of all charges incurred up to the effective date of such Service discontinuance) by providing Company with written notice of discontinuance. To exercise this remedy, Company must receive written notice within [***] days of Customer’s first learning of Company’s enforcement of such modification. Company may avoid service discontinuance and Customer’s right to terminate hereunder shall be null and void if, within [***] days of receipt of Customer’s written notice, it agrees to amend this Agreement to eliminate the applicability to Customer of the relevant Tariff, Policy and/or Guide provision. A “Material and Adverse” change, for the purposes of this Agreement, shall not include, nor be interpreted to include: (1) the introduction of a new service or any new service feature associated with an existing service, including all terms, conditions and prices relating thereto; (2) an adjustment (either an increase or a reduction) of a published underlying service price not expressly fixed in this Agreement; or (3) the introduction or revision of charges established and published by Company to recover amounts imposed on it, or which it is required or permitted to collect from or pay to others, by a governmental or quasi-governmental authority.

3.0 RATES, CHARGES AND DISCOUNTS FOR THE SERVICES.

3.1 Charges Generally. Rates, charges and discounts for specific Services are provided in the applicable Attachment, Schedule or Service Order. Except as expressly provided to the contrary, the rates and charges set forth are in lieu of, and not in addition to, any discounts, promotions and/or credits (Tariffed, standard or otherwise). Any rates that are specifically designated as “fixed” will not increase or decrease during the Term. For Services not specifically set forth in this Agreement, including, but not limited to, all dedicated access and egress charges and all other charges related to said access and egress not specifically set forth in this Agreement, Customer will be charged Company’s then-current standard rates. References in this Agreement to standard rates and/or discounts and standard Tariffed rates and/or discounts refer to the corresponding standard rates and/or discounts set forth in the Schedules, publicly-available rate cards, if any, the Guide or the applicable Tariff (as applicable) for such Service(s). Unless otherwise specified in this Agreement, the rates set forth in this Agreement do not include, and the discounts set forth in this Agreement do not apply to, the following: (i) access or egress (or related) charges imposed by third parties; (ii) non-recurring charges and monthly recurring non-usage charges; (iii) calling card surcharges (unless expressly provided for herein); (iv) Taxes; (v) Governmental Charges (as defined below); and (vi) other charges expressly excluded in the applicable Schedule or Service Order.

3.2 Modification of Services. Company may modify any Service from time to time, including, without limitation, the charges (including late payment charges) or any other term or condition of this Agreement provided that it gives the Customer at least 30 days advance written notice (or, in the case of usage rates, such earlier notice as may be specified in a Schedule, Service Order or Attachment hereto), further provided, however, that any price increase attributable to telecommunications carrier or other service provider pricing shall be effective immediately upon written notice to Customer. Customer agrees that an insert in or a notice on Customer’s invoice constitutes a sufficient notice to Customer. Customer agrees to pay the new charges and abide by the new terms and conditions described in such notice, or alternatively, if such change has a Material Adverse Effect on the functionality of that Service, Customer may notify Company in writing of the existence and nature of the material adverse effect within 30 days from the time the Service was modified or notice of the change was provided by Company, as applicable. If Company fails to correct the material adverse effect within 30 days of receiving Customer’s written notice, Customer may terminate that Service and the relevant Service Order(s) without any liability for applicable early termination charges. Customer shall remain liable for payment of all charges incurred up to the effective date of such Service discontinuance. In the event of any such termination by Customer, no adjustment shall be made to the aggregate minimum volume commitments by Customer hereunder, if any, or any Underutilization Charge.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

3.3 Governmental Charges. Company may adjust or introduce rates or charges to recover amounts imposed on it, or which it is required or permitted to collect from or pay to others, by a governmental or quasi-governmental authority (“Governmental Charges”), which include, but are not limited to, Canadian Contribution charges, USA Universal Service Fund charges, US Carrier Access Charges, and payphone use charges, or any successor of any such charges.

4.0 TERM AND RENEWAL.

4.1 Agreement Term. The term of this Agreement will begin upon the Agreement Effective Date and end a minimum of twelve (12) Monthly Periods after the first Services Effective Date for a Service Order hereunder or upon the expiration of the Term of the last-executed Service Order pursuant to this Agreement, whichever last occurs (“Agreement Term”). The rates, charges, credits and discounts for the Services contained herein will be effective on the relevant Services Effective Date.

4.2 Renewal. This Agreement will automatically renew on a [***] basis upon the same terms and conditions save and except that all fees and charges for Services shall be at then-published standard or list rates, unless either party gives the other party written notice of cancellation at least [***] days before completion of the applicable initial or subsequent Agreement Term(s).

5.0 MINIMUM VOLUMES.

5.1 Schedule or Service Order Minima. Customer shall meet each Monthly Period and/or Minimum Service Period minimum, as applicable, set forth in the relevant Schedule or Service Order hereto.

5.2 Annual Minimum and Subminimum. Where applicable, Customer’s Eligible Usage Charges incurred during each Contract Year under this Agreement must equal or exceed the Dollar amount (in specified currency) that may be set forth in the Service Order Form as an annual minimum aggregate amount (the “Annual Minimum”). The parties may also agree in any Service Order Form that, during each Contract Year, Customer’s Eligible Usage Charges for specified Services must equal or exceed an aggregate Dollar amount in specified currency (the “Subminimum” or “Subminima”, as applicable).

5.3 Nonqualified ROW Services Tracking and Reporting. Where applicable, for purposes of determining the contribution of the Eligible Usage Charges derived from Nonqualified ROW Services towards Customer’s Annual Minimum, Company will convert the Nonqualified ROW Services’ Eligible Usage Charges from the applicable local currency to US Dollars using an average monthly foreign currency exchange rate applied to the Nonqualified ROW Services’ Eligible Usage Charges invoice in the corresponding month. Tracking and reporting of the charges for these products will be conducted three (3) months after the end of the first Contract Year, and every twelve (12) months thereafter. Notwithstanding any other provision in this Agreement to the contrary, Nonqualified ROW Services will not contribute to the calculation of Customer’s attainment of revenue or achievement tiers for purposes of determining tiered discounts or credits.

5.4 Underutilization Charges. Where applicable, if, in any Contract Year, Customer’s Eligible Usage Charges are less than the Annual Minimum, then Customer will pay: (1) all accrued but unpaid charges incurred by Customer; and (2) an underutilization charge (which Customer hereby agrees is reasonable) equal to the difference between Customer’s Eligible Usage Charges during such Contract Year and the Annual Minimum. If, in any Contract Year, Customer’s Eligible Usage Charges for designated Services are less than the applicable Subminimum, if any, then Customer will pay: (1) all accrued but unpaid charges incurred by Customer; and (2) an underutilization charge (which Customer hereby agrees is reasonable) equal to the difference between Customer’s Eligible Usage Charges for the relevant designated Services during such Contract Year and the applicable Subminimum.

6.0 PAYMENT OF COMPANY INVOICES.

6.1 Payment Terms. Unless otherwise specified in a Schedule or Service Order attached hereto, all amounts due for Services will be billed and paid in Canadian Dollars. Customer is required to pay Company for Services, including without limitation any applicable underutilization charges and/or early termination charges immediately. Undisputed payments not received within [***] days after the date of Company’s invoice will be considered past due as from the date of invoice, and Customer agrees to pay a late payment charge equal to the lesser of: (a) [***] per month, compounded monthly [***]; or (b) the maximum amount allowed by applicable law, as applied against the past due amounts. Company may collect a past due amount that has not been Disputed in accordance with this subsection, by setting it off against any security deposit or otherwise exercising its rights with respect to any surety, security interest or other assurance of payment. Company also may exercise a lien on any Customer equipment on Company premises under this Agreement, or as otherwise permitted by law. A “Disputed” amount is one for which Customer has given Company written notice, adequately supported by bona fide explanation and documentation (including the specific legal basis and facts therefor). If Customer does not give Company written notice of a Disputed amount with respect to charges or the application of Taxes within six (6) months of the date of an invoice, the invoice will be deemed to be correct and binding on Customer. Company may invoice Customer up to one (1) year after the date a charge accrues; for charges invoiced after that, Customer may request a credit (except that in cases involving fraud, charges may be invoiced up to 18 months after the date accrued). Failure of Company to invoice Customer in a timely manner for any amounts due hereunder will not be deemed a waiver by Company of its rights to payment therefor. Where an element of a Service is considered to be rendered directly from a third party carrier to the Customer and where said carrier does not have a one-stop billing arrangement with Company that allows Company to bill Customer on behalf of such third party, Customer agrees to pay for said element directly to such third party carrier. An Administrative Surcharge will apply to each Customer cheque that is returned as Not Sufficient Funds (“NSF”).

6.2 Installation Charges. Company will invoice Customer for one-time installation charges, which includes Company’s telecommunication carrier charges, in accordance with Section 6.3 hereof. Company will inform Customer when the service necessary for the relevant Services is operational, at which point Customer will be invoiced for any related hardware or software purchases, and the then-current month (pro-rated), of Service from Company and charges for Company’s telecommunications carriers. Invoicing for Services shall thereafter be monthly in advance for all Recurring Charges. All relevant telecommunications carrier charges any additional charges (including Committed Information Rate or equipment rental required for the Services) shall be included in the invoiced amounts.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

6.3 Invoicing. Customer will be invoiced in the next-following month after the Services Effective Date for: (1) all non-recurring installation, telecommunications, one-time or other charges set out in the relevant Service Order; and (2) all pro-rated Recurring Charges for Services activated by Company after the Agreement Effective Date, until the first billing month; and (3) the Recurring Charges for the billing month. For Internet Services, Customer acknowledges that the Service is immediately billable at the contracted rates when Company determines that the Service is activated, installed and working, regardless of whether Customer uses the Service. Where Company does not arrange for and provide the local loop, any Service Level Agreement otherwise applicable to the Service shall not apply to any failure or problem that Company determines, in its sole discretion, is due in whole or part to the local loop component.

7.0 TAXES AND ACCESS/EGRESS SERVICE SUPPLIERS.

7.1 Taxes.

7.1.1 Taxes. All charges are exclusive of applicable taxes, tax-like charges, and tax-related and other surcharges any interest and penalties imposed thereon and including without limitation, Goods and Services Tax (GST), Provincial Sales Tax, any other applicable value-added tax, or other government-imposed charges (“Tax” or “Taxes”), which Customer will pay. If Customer provides Company with a valid, duly executed exemption certificate, Company will exempt Customer in accordance with law, effective on the date that Company receives the certificate. Company is solely responsible for taxes based on Company’s net income.

7.1.2 Withholding and Certificates. If any payment to be made to Company under this Agreement is subject to reduction by reason of a required deduction or withholding of any Tax, Customer agrees to pay Company such further amount as may be necessary so that the aggregate net amount received by Company deduction or withholding of any Tax, is the same amount as would have been received by Company had been no requirement to deduct or withhold any Tax.

7.1.3 Access/Egress Service Suppliers. Unless otherwise provided for in the applicable product description contained in a Schedule, Company will pass through to Customer, and Customer will be solely responsible for, any charges (including, without limitation, installation charges), fees, taxes and terms and conditions of service imposed by domestic and international access/egress service suppliers in relation to the provision of Services, including, but not limited to, rate fluctuations in Tariffs or applicable publications or guides, communications charges and access charges that are imposed or enacted by access suppliers after the Services Effective Date. Customer will be responsible for any gains or losses associated with fluctuations in the exchange rate and/or timing of payment where access charges are billed in non-Canadian currency and are to be paid by Customer in Canadian Dollars. Company will, for this limited purpose only, serve as Customer’s representative in procuring, on Customer’s behalf and at no additional cost to Customer for so procuring, the domestic and international access/egress services from suppliers.

8.0 CONFIDENTIAL INFORMATION.

8.1 Each party promises that during the Minimum Service Period or Term of this Agreement and any extensions or renewals thereof, and for a period of three (3) years thereafter, it will use the other party’s Confidential Information only for purposes of this Agreement, not disclose it to third parties except as provided below, and protect it from disclosure using the same degree of care it uses for its own Confidential Information (but no less than a reasonable degree of care). “Confidential Information” means information (in whatever form) (i) designated as confidential; (ii) relating to this Agreement or to potential changes to this Agreement; (iii) relating to the party’s business affairs, customers, products, developments, trade secrets, know-how or personnel; or (iv) received or discovered during the term by a party (including through an affiliate or other agent) which should reasonably have been understood as confidential to the party (or one of its affiliates or subcontractors), either because of legends or other markings, the circumstances of disclosure or the nature of the information itself. Confidential Information does not include information that: (a) is in the possession of the receiving party free of any obligation of confidentiality at the time of its disclosure; (b) is or becomes publicly known other than by a breach of this provision; (c) is received without restriction from a third party free to disclose it; or (d) is developed independently by the receiving party without reference to the Confidential Information. A party may disclose the other party’s Confidential Information only (1) to its employees, agents and subcontractors (including professional advisors and auditors), and to those of its Affiliates, who have a need to know for purposes of this Agreement and who are bound to protect it from unauthorized use and disclosure under the terms of a written Agreement, or (2) pursuant to law, regulation or court order. In any case, a party is responsible for the treatment of Confidential Information by any third party to whom it discloses it under part (1) of the preceding sentence. Before disclosing the other party’s Confidential Information pursuant to law, regulation or court order, a party must notify the other party as far in advance as commercially practicable (if not prohibited by law) to enable the other party to seek a protective order, and must take make reasonable efforts to assure the disclosed information is treated confidentially. Confidential Information remains the property of the disclosing party and, upon request of the disclosing party, must be returned or destroyed when this Agreement ends. If there is a breach or threatened breach of this confidentiality provision, the disclosing party will be entitled to specific performance and injunctive or other equitable relief as a non-exclusive remedy. The provisions of this Section 8.0 will survive the expiration or any termination of this Agreement, with respect to the non-disclosure obligations of each party in respect of the Confidential Information of the other.

8.2 Although Company’s security efforts are consistent with industry practice in Canada, complete privacy, confidentiality and security is not yet possible over the Internet. Customer agrees that since the Internet is not a fully secure medium for the communication of information, and since privacy and confidentiality therefore cannot be guaranteed, use of the Network may be accessed by, or disclosed to, other persons. Therefore, Customer agrees that Company shall not be responsible or liable for any damage that Customer or any other person may suffer in connection with communication of private, confidential or sensitive information through Company’s or any third party Network. Company has no control over or responsibility for information or other content that Customer may access or receive from third parties via the Internet or otherwise through the use of the Services.

8.3 Unless Customer consents in writing or disclosure is pursuant to a legal power, Customer’s information kept by Company, other than Customer’s name, address and telephone number, is confidential and will not be disclosed by Company to anyone other than Customer or an agent retained by Company in the collection of Customer’s account, provided the information is required for and is to be used only for that purpose. If Customer has any questions regarding Company’s Privacy Policy, it is available for review at http://www22.verizon.com/privacv/. Customer agrees that Customer will give Company prior written notice of any changes to Customer’s billing information, including but not limited to Customer’s new address and contact information. You also agree to read and adhere to Company’s Privacy Policy (“Privacy Policy”) available at http://www22.verizon.com/privacv/ and agree to hold Company harmless from all liabilities and expenses related to any violation by Customer of the Privacy Policy.

9.0 CUSTOMER DATA — CONSENTS.

9.1 Customer acknowledges that Company, its Affiliates and agents will, by virtue of the provision of Services under this Agreement, come into possession of information and data regarding Customer, its employees and authorized users of Customer. This information and data (“Customer Data”) shall include, but not be limited to, voice and data transmissions (including date, time and duration of voice or data transmissions, and other data necessary for the establishment, billing or maintenance of the transmission), data containing personal and/or private information of Customer, its employees or authorized users of the Services, and other data provided to or obtained by Company, its affiliates and agents in connection with the provision of Services under this Agreement.

9.2 Company will implement appropriate technical and organizational measures to protect Customer Data that is Regulated Customer Data (for the purposes of this Section 9.0, “Regulated Customer Data” is Customer Data whose use, processing or transfer is regulated by law or regulation as “personal data” or “personal information”) against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against other unlawful forms of processing. Customer has a right to access Regulated Customer Data that is in the possession of Company, its Affiliates or their respective agents, on written notice, and to have any agreed errors in such Regulated Customer Data rectified.

9.3 Customer acknowledges and agrees that Company and its affiliates and agents, may use, process and/or transfer Customer Data (including intra-group transfers and transfers to entities in countries that do not provide statutory protections for personal information): (a) in connection with provisioning of Services; and (b) to incorporate the Customer Data into databases controlled by Company and its affiliates for the purpose of providing Services, administration; provisioning; billing and reconciliation; verification of Customer identity, solvency and creditworthiness; maintenance, support, fraud detection and prevention; Customer may withdraw consent for such use, processing or transfer of Customer Data as set out above, except as it is required to: (i) provision, manage, account or bill for the Service; (ii) carry out fraud detection; or (iii) comply with any statutory or regulatory requirement or the order of a court or other public authority, by sending written notice to Company in the prescribed form, available from Company on request, provided that Regulated Customer Data that is processed by Company as part of a Service will not be transferred outside of Canada without the prior written permission or direction of Customer, and (2) from transfer outside of Canada, in the case of any Regulated Customer Data that is processed by Company as part of any Service.

9.4 Customer warrants that it has obtained and will obtain all legally required consents and permissions from relevant parties (including data subjects) for the use, processing and transfer of Customer Data as described in this Section 9.0.

10.0 TERMINATION LIABILITY.

If: (1) Customer terminates this Agreement during the Term other than pursuant to Section 11.1; or (2) Company terminates this Agreement in accordance with Section 11.1, then Customer will pay or refund, as applicable: (a) all accrued but unpaid charges incurred through the date of such termination; (b) an amount (which Customer hereby agrees is reasonable) equal to the aggregate of the unfulfilled Annual Minimum(s) or monthly recurring charges (and a pro rata portion thereof for any partial Contract Year) that would have been applicable for the remaining unexpired portion of the Service Term(s) on the date of such termination (“Early Termination Charges”); (c) any and all service level, service or other one-time credits received by Customer hereunder (unless otherwise specified, and exclusive of Interstate Service Credits, if any, and tax credits provided pursuant to Section 7.1.2, if any), in full, without setoff or deduction; plus (d) the aggregate of all termination charges, payable to any third party suppliers or access providers, if any, for which Company is or becomes contractually liable on behalf of Customer in connection with such termination. For greater certainty, this section 10.0 will not limit (1) Customer’s remedies where Customer terminates this Agreement for Cause pursuant to Section 11.1 or (2) Company’s remedies where Company terminates this Agreement for Cause pursuant to Section 11.1, however this shall be Customer’s sole liability where Customer terminates all or part of the Agreement for its own convenience. Where Customer advises Company, during any Service Order term, that it intends to move its location where the relevant Services are delivered, the relevant Service Order Form may contain a pre-determined Move, Add or Change (“MAC”) charge as agreed by the parties. Where the Service Order Form does not contain a MAC charge, then Company may treat such notice as notice of termination for Customer’s convenience, effective as at the date of the move and Customer shall pay the Early Termination Charges to Company upon the date the Services are disconnected as a result of the Customer-initiated move.

11.0 TERMINATION.

11.1 Termination of the Agreement for Cause. Either party may terminate this Agreement or Services provided under this Agreement for Cause. Notwithstanding any other term or condition of this Agreement, if any Undisputed account remains unpaid 60 days after date of invoice, Company may, upon notice to Customer, suspend or terminate any Service pursuant to this Agreement or any agreement between the Customer and Company Affiliates, or terminate this Agreement. Such interruption does not relieve Customer from the obligation to pay the monthly charge In addition, Company shall have the right to terminate this Agreement immediately and without prior notice, in the event that Customer ceases to do business in the normal course, becomes or is declared or is likely, in the opinion of Company to become insolvent or bankrupt, is the subject of any proceeding relating to liquidation or insolvency which is not dismissed within twenty (20) days or makes an assignment for the benefit of its creditors.

11.2 Suspension of Services.

Company may, subject to giving Customer reasonable notice in writing where practicable, suspend any Service (or a part thereof) if:

(a)
Customer is past due on any invoice for Services (excluding amounts Disputed hereunder) which has not been remedied within ten (10) days after Customer receives a written demand or cure notice of such non-payment. If Customer, before the date specified in the notice(s) of suspension cures the default referred to in such notice(s) of suspension, such notice(s) of suspension will be deemed withdrawn and of no force and effect;

(b)	suspension of a Service is necessary to prevent or protect against fraud, or otherwise protect persons or property, Company’s personnel, agents, facilities, or services;

(d)	Customer fails to comply with applicable interconnection standards of Company’s Network;

(e)
Company is obliged to comply with an order, instruction or request of a court, government agency, emergency service organization (e.g. Police or Fire service) or other administrative or regulatory authority (“Order”). Company will promptly notify Customer in the event it becomes aware of any Order or an application for or proposal for an Order and, where possible, give Customer (a) the opportunity to intervene and participate in any proceeding; and (b) reasonable assistance such as providing information to assist Customer in opposing the Order;

(f)
Company has reasonable grounds to consider that use of the Service violates the Acceptable Use Policy, provide that Company’s right herein may be with or without prior notice to Customer where, in Company’s reasonable opinion, suspension is necessary to prevent, terminate, mitigate or otherwise protect the Company’s networks against significant and material adverse impact that arises from any malicious threat or attack (including a denial of service threat or attack, flood pinging, virus outbreaks or other threats) originating or otherwise using the public Internet network (“Network Threat”), provided that Company will exercise this right reasonably to minimize where possible any disruption to the Services as a whole and will use its reasonable efforts to notify Customer of the Network Threat; or

(g)	Customer interferes with Company’s provision of services to any other customer.

11.3 Disconnection or Early Termination of Service. Customer must provide at least sixty (60) days prior written notice for the disconnection of any Service. Notwithstanding any such termination, Customer will remain liable for any applicable Early Termination Charges set forth in this Agreement and such other charges set forth in Section 10.0. For a service disconnect notice to be effective, Customer must receive a confirmation from Company’s Customer Service or Billing organization stating that the disconnect notice was received and accepted.

11.4 Cross-Default. Company may terminate this Agreement upon written notice to Customer where Customer is in default under any other agreement with Company or a Company Affiliate.

12.0 INDEMNIFICATION.

12.1 Mutual Indemnification. In addition to Company’s indemnity in section 12.03 and Customer’s additional indemnities in section 12.2., below, each of Customer and Company (at its own expense, respectively) agree to defend, indemnify, and hold each other harmless from and against any third party claims, suits, damages and expenses asserted against or incurred by such party (“Indemnitee”) arising out of or relating to bodily injury to or death of any person, or loss of or damage to real or tangible personal property or the environment, to the extent that such claim, suit, damage, or expense was proximately caused by any negligent act or omission on the part of the party from whom indemnity is sought, its agents or employees (“Indemnifying Party”); The Indemnifying Party will pay all damages, settlements, expenses and costs, including costs of investigation, court costs and reasonable attorneys’ fees and costs incurred by the Indemnitee in enforcing this Agreement.

12.2 Customer’s Indemnification. In addition to the above, Customer agrees to defend, at its own expense, and indemnify and hold harmless Company and its Affiliates and their respective subcontractors (collectively, the “Company Indemnitees”), from and against any claims, suits, judgments, settlements, losses, damages and expenses (including reasonable attorney’s fees and expenses) and costs asserted against or incurred by any of the Company Indemnitees arising out of or relating to any of the following allegations by a third party:

(i)
Customer’s connection of a Company product or service to any third party service or network, including, without limitation, damages resulting from unauthorized use of, or access to, Company’s network by Customer or a third party;

(ii)	the unauthorized use of or access to the Services or Company’s network (or the network of Company’s Affiliates) by any person using Customer’s systems or network; and

(iii)	Customer’s use of a Service in a manner which would, if true, breach this Agreement including, but not limited to, Customer’s violation of the Acceptable Use Policy.

12.3 Intellectual Property Infringement Indemnity.

12.3.1 Subject to this Section 12.3, Company will at its expense defend Customer through final judgment or settlement of any claim, suit or other demand asserted against Customer by any third party alleging that any Service as delivered by Company infringes said third party’s rights under any Canadian or United States patent, copyright, trademark, or trade secret right, and will indemnify Customer in the amount of any final judgment or settlement of such claim, suit or other demand.

12.3.2 Company will be under no obligation to defend or indemnify Customer to the extent that such third party claim, suit, or other demand arises out of or relates to: (i) Company’s compliance with Customer’s specifications; (ii) a combination of the Service with products or services not provided by Company; (iii) a modification of the Service by anyone other than Company or its authorized agents; (iv) a use of the Service that is inconsistent with this Agreement or Company’s written instructions; or (v) information, data, or other content not provided by Company. To the extent that a third party claim, suit or other demand arising out of one or more conditions stated in Section 12.3.2(i) through (v) is asserted against Company, Customer will at its expense defend Company and indemnify Company in the amount of any final judgment or settlement thereof.

12.3.3 With respect to any pending or threatened claim, suit or other demand as to which Company is the indemnifying party pursuant to this Section 12.3, Company may in its discretion and at its own expense obtain for Customer the right to continue using the Service or alternatively replace or modify the Service, so that it is functionally equivalent but non-infringing. If achievement of the foregoing is not commercially reasonable, Company may, in its sole discretion, terminate either the Service or this Agreement, without liability of either party to the other, except for Customer’s obligation to pay all charges incurred up to the time of such termination.

12.3.4 This Section 12.3 provides the sole remedies of Customer and its Affiliates and the exclusive obligations of Company and its Affiliates in connection with any third party claim, suit or other demand asserted against Customer or its Affiliates described in this Section 12.3 or which otherwise asserts a violation of a third party’s intellectual property rights.

12.4 Disclaimer. The indemnifying party under any of Sections 12.1 through 12.3 will be excused from its obligations pursuant to the applicable Section if the indemnified party fails to (i) provide prompt written notice of the third party claim, suit or other demand to the indemnifying party, provided that the failure of the indemnified party to provide the same will not modify the indemnifying party’s obligations under this Section 12.0, except to the extent that indemnifying party is materially prejudiced thereby; (ii) cooperate with all reasonable requests of the indemnifying party, at the indemnifying party’s reasonable expense; and/or (iii) surrender exclusive control to the indemnifying party of the defense and/or settlement of such claim, suit or other demand.

12.5 Survival. The provisions of this section 12.0 shall survive termination of this Agreement.

13.0 DISCLAIMERS AND LIMITATION OF LIABILITY.

13.1 Disclaimer of Warranties. Except as specifically set forth in this Agreement and the Schedules, Company, and its affiliates, directors, employees and agents provide the Services “as-is” and makes no warranties, whether written or oral, statutory, express or implied, as to any Company Services, related product or documentation. Company specifically disclaims any and all implied warranties, including without limitation any implied warranties of merchantability, fitness for a particular purpose or use, or title or non-infringement of third party rights. Company specifically denies any responsibility for the accuracy or quality of information obtained through its Services and all representations warranties, or conditions of any kind are, to the extent permitted by applicable law, hereby excluded.

13.2 Disclaimer of certain damages.

13.2.1 Neither party shall be liable to the other for any indirect, consequential, exemplary, special, incidental reliance or punitive damages, including without limitation loss of use or lost business, revenue, profits, savings, or goodwill, arising in connection with this Agreement, the Services, related products, documentation and/or the intended use thereof, under any legal theory or cause of action (including without limitation, tort, contract, warranty, delay, strict tort liability, patent or intellectual property matters, negligence, or a claim under any provincial, municipal, state or federal statute or regulation), or a claim under any other legal or equitable theory even if the party has been advised, knew or should have known of the possibility of such damages. The parties acknowledge and agree that this is a fundamental term of this Agreement.

13.2.2 Company will not be liable for any damages arising out of or relating to: (a) facilities, equipment, software, applications, services, or content provided by Customer, Customer’s users or third parties for whom Company is not responsible at law; (b) service interruptions, errors, delays or defects in transmission; (c) unauthorized access to or theft, alteration, loss or destruction of Customer’s, Customer’s users’ or third party applications, content, data, programs, information, network or systems by any means (including without limitation viruses); or (d) any act or omission of Customer, Customer’s usersor third parties for whom Company is not responsible at law.

13.3 Limitation of Liability. Without limiting the provisions of subsection 13.2 hereof, the total liability of each party (including a Company Affiliate providing Service under this Agreement) to the other in contract, tort or otherwise (including negligence or breach of statutory duty) in connection with this Agreement is limited to the lesser of: (a) direct damages proven by the moving party; or (b) the aggregate amounts due from Customer to Company under this Agreement for the one (1) month periods prior to accrual of such claim or cause of action for the specific Service or documentation which forms the basis for such cause of action. The foregoing limitation applies to all causes of actions and claims, including without limitation breach of contract, breach of warranty, negligence, strict liability, misrepresentation and other torts, and claims under any federal or state statute or regulation. Further, Company’s liability with respect to individual Company services or products may also be limited pursuant to the terms and conditions of the applicable Schedule. Customer acknowledges and accepts the reasonableness of the foregoing disclaimers and limitations of liability. No cause of action under any theory which accrued more than one (1) year prior to the institution of a legal proceeding alleging such cause of action may be asserted by either party against the other.

13.4 Scope. Company’s liability with respect to individual Services may also be limited pursuant to other terms and conditions of this Agreement. Customer acknowledges and accepts the reasonableness of the disclaimers, exclusions, and limitations of liability set forth in this Section 13.0. The limitations of liability in this Agreement will apply: (a) regardless of the form of action, whether in contract, tort, including negligence, strict liability or otherwise; and (b) whether or not damages ages were foreseeable. These limitations of liability shall survive failure of any exclusive remedies provided in the Agreement.

13.5 Exclusions. Subsection 13.3 does not limit: (A) either party’s liability: (i) in tort for its willful or intentional misconduct, (ii) for bodily injury or death or loss or damage to real property or tangible personal property proximately caused by a party’s gross negligence (where such concept is recognized in a particular jurisdiction), or (iii) under its indemnification obligation pursuant to Section 12.0 above, (B) Customer’s payment obligations under this Agreement, or (C) Company’s obligations to provide credits and waivers under this Agreement.

13.6 No Data Security. Notwithstanding any other term or condition of this Agreement, Company exercises no control whatsoever over the content of the information passing through its Network. Company specifically denies any responsibility for the accuracy or quality of information obtained through the Network or any of its Services. Although Company’s security efforts are consistent with industry practice, complete privacy, confidentiality and security is not yet possible over the Internet. Customer agrees that since the Internet is not a fully secure medium for the communication of information, and since privacy and confidentiality therefore cannot be guaranteed, Customer’s use of Company’s Network may be accessed by, or disclosed to, other persons. Therefore, Customer agrees that Company shall not be responsible or liable for any damage that Customer or any other person may suffer in connection with communication of private, confidential or sensitive information through Company’s Network. Company will not be responsible for any damage Customer suffers, directly or indirectly, from loss of connectivity and loss of data resulting from delays, non-deliveries, misdeliveries, or interruptions of any Services. Use of any information obtained via the Company’s Network is at Customer’s own risk.

13.7 Service Credits. Notwithstanding anything to the contrary stated in this Agreement, Customer’s sole remedies for any claims relating to the performance of this service or the Verizon’s Network are set forth in the Service Level Agreement, if applicable, indicated in the relevant Service Schedule hereto.

13.8 Force Majeure. Neither party will be liable for a force majeure event as defined in Section 16.5, except that Customer’s obligation to pay for charges incurred for services received shall not be excused.

14.0 COMPLIANCE WITH LAWS.

14.1 The Services are provided subject to all applicable laws and regulations. Customer will comply, and ensure that users of the Services comply, with all applicable laws and regulations including without limitation: (i) local license or permit requirements; and (ii) applicable export/re-export, sanctions, import and customs laws and regulations. Company makes no representation as to whether any regulatory approvals required by Customer to use the Services will be granted. Customer warrants and represents with regard to the provisions of this Agreement that it has the right and capacity to enter into this Agreement, that it is not under any form of incapacity, and that it has obtained all necessary approvals and satisfies all local provisions.

15.0 DISPUTE RESOLUTION.

15.1 Escalation. Prior to entering into arbitration as set forth below, the parties agree that any dispute related to the subject matter of this Agreement will initially be referred to designated managers for resolution. Should the managers fail to resolve the dispute within ten (10) days following referral to them, the problem will be automatically referred to senior executives of the parties. Should the senior executives fail to resolve the dispute within a further ten (10) days following referral to them, the dispute shall be referred to arbitration in accordance with Section 15.2.

15.2 Governing Law & Arbitration.

15.2.1 This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario, without regard to its choice of law principles and the laws of Canada applicable therein, and shall be construed in all respects as an Ontario contract. The parties hereby attorn to the exclusive jurisdiction of the courts of sitting at Toronto, Canada, unless otherwise expressly provided for in this Agreement.

15.2.2 In the event that any disagreement arises between the parties hereto with reference to this Agreement or any matter arising thereunder, and upon which the parties cannot agree following the procedures in Section 15.1, then every such disagreement shall be referred to arbitration pursuant to the provisions of the Arbitration Act (Ontario) S.O. 1991, Ch. 17, as amended or replaced, and in accordance with the following provisions: (a) the reference to arbitration shall be to a single arbitrator mutually agreed to by each party who shall be qualified by profession or occupation to decide the matter in dispute provided that if the parties are unable to agree on an arbitrator within thirty (30) days, the arbitration shall be conducted by three (3) arbitrators, one of whom shall be chosen by Customer, one of whom shall be chosen by Company and the third of whom shall be chosen by the first two chosen and the third arbitrator shall be the chairman of the arbitration panel. In all cases, the arbitrators shall be qualified by profession or occupation to decide the matter in dispute; (b) the determination arising out of the arbitration process shall be final and binding upon the parties to the arbitration; (c) save and except as may be necessary in the course of enforcement of arbitration awards, the arbitration process and all persons participating therein shall be subject to the confidentiality provisions as set out in Section 9.0 hereof. The arbitrators and all other persons (not already bound by the provisions of Section 9.0) participating in the arbitration shall execute an undertaking to be bound by the confidentiality provisions set out in Section 8.0; and (d) the following matters shall be excluded from arbitration under Section 15.2: (a) a decision by any party to terminate this Agreement pursuant to Section 11.0; (b) any lawsuit involving third parties; and (c) any allegation concerning a breach of Section 8.0 or 9.0 hereunder or any matter involving intellectual property.

15.2.3 Any dispute relating to this Agreement or its subject matter that involve non-Canadian or cross-border services — including disputes as to validity, performance, breach, or termination re same — which cannot be settled by escalation and negotiation, shall be submitted to binding arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL Rules”) as in force on the date of commencement of arbitration. Claims alleging violations of the communications laws of the United States of America, however, shall be brought solely before the United States Federal Communications Commission. ADR Associates shall serve as both the appointing authority and the administering body under the UNCITRAL Rules. ADR Associates shall appoint a single arbitrator of a nationality other than the nationalities of the parties. All arbitration proceedings shall be conducted in English. The place of arbitration shall be Washington, DC or other location mutually agreed to by the parties. Neither the parties, nor the arbitrator, nor ADR Associates shall disclose the existence, content, or results of any arbitration except with the prior written consent of the parties. The arbitrator shall abide by the rules of Ethics for International Arbitrators established by the International Bar Association. The arbitrator’s authority to grant relief is subject to the terms of this Section, the terms of the Agreement and the law governing the Agreement. The arbitrator shall have no authority to award exemplary, punitive, or treble damages. Each party shall pay one half of the costs of the arbitration (as defined in Article 38, UNCITRAL Rules), except that each party shall pay the expenses it incurs for its own legal representation and assistance. Judgment on the award may be entered in any court of competent jurisdiction. The post-award proceedings shall be governed by the Convention on Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the New York Convention).

16.0 MISCELLANEOUS.

16.1 Assignment. Neither party may assign encumber or transfer this Agreement or any rights or obligations hereunder (in whole or in part) without the prior written consent of the other party, except that: (A) Company may assign any and all of its rights and obligations under this Agreement (i) to any Affiliate; (ii) to a third party pursuant to any sale or transfer of substantially all the assets or business of Company; or (iii) to a third party pursuant to any financing, merger, or reorganization of Company, and (B) Customer may assign on prior written notice to Company (1) any and all of its rights and obligations hereunder to any Affiliate on any corporate reorganization; or (2) this Agreement in whole to a third party pursuant to a merger or sale or transfer of all or substantially all the assets or business of Customer where the assignee(s) satisfies Company’s standard credit requirements and is not a direct competitor of Company. Subject to the foregoing, in the event of any assignment of this Agreement or any rights hereunder by either party, the assigning party will remain liable for the performance of its obligations hereunder. Any attempted transfer or assignment of this Agreement by either party not in accordance with the terms of this Section 16.1 will be null and void.

16.2 Relationship of the Parties. No agency, partnership, association, joint venture, other co-operative entity or employment is created as a result of this Agreement. Neither party is authorized to bind the other in any respect whatsoever. Neither party may use the name, trademarks, trade names, or other proprietary identifying symbols of the other party or its Affiliates, or issue any press release or public statement relating to this Agreement without the prior written permission of an authorized representative of the other party.

16.3 Enforceability. If any paragraph or clause of this Agreement will be held to be invalid or unenforceable by any body or entity of competent jurisdiction, then the remainder of the Agreement will remain in full force and effect and the parties will promptly negotiate a replacement provision or agree that no replacement is necessary.

16.4 Notices. Any notice required to be given under this Agreement will be in writing, in English, and transmitted via overnight courier, hand delivery or certified or registered mail, postage prepaid and return receipt requested, to the parties at the addresses set forth below or such other addresses as may be specified by written notice. Notice sent in accordance with this Section will be deemed effective when received. A party may from time to time designate another address or addresses by notice to the other party in compliance with this Section.

If to Company:
Verizon Canada Ltd.
60 Adelaide Street East Toronto, Ontario
M5C 3E4
Attn: Vice President, Sales
Facsimile: (416) 368-9802

with a copy to:
Manager, Sales Support and Billing
Facsimile : (416) 216-5331

If to Customer.
To the address and facsimile number set forth in subpart A of the Service Order Form for the Services.

16.5 Force Majeure. Any delay in or failure of performance by either party under this Agreement (other than a failure to comply with payment obligations) will not be considered a breach of this Agreement if and to the extent caused by events beyond the reasonable control of the party affected, including, but not limited to, acts of God, embargoes, governmental restrictions, labour disputes (other than those only affecting Customer), changes in law, regulation or government policy, war, fire, epidemics, acts or omissions of vendors or suppliers, equipment failures, transportation difficulties, riots, insurrection, wars or other military action, civil disorders, rebellion, floods, vandalism, or sabotage. Market conditions and/or fluctuations (including a downturn of Customer’s business) will not be deemed force majeure events. The party whose performance is affected by such events will promptly notify the other party, giving details of the force majeure circumstances, and the obligations of the party giving such notice will be suspended to the extent caused by the force majeure and so long as the force majeure continues, and the time for performance of the affected obligation hereunder will be extended by the time of the delay caused by the force majeure event.

16.6 Entire Agreement and Enurement. This Agreement, including the Tariffs, the Guide, Policy, the Schedules, the Attachments, Service Orders and any other documents incorporated herein by reference, constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all other representations, understandings, solicitations, offers or agreements regarding this Agreement’s subject matter which are not fully expressed herein. The terms and conditions of this Agreement shall not be varied, supplemented, waived, qualified, modified, or interpreted by any prior or subsequent course of dealing between the parties, failure or delay to enforce any rights hereunder, or by any usage of trade or manner. It is expressly agreed that if either party issues a purchase order or other document for the Services, such instrument shall not amend or be used in interpreting this Agreement, and neither party shall be bound by any pre-printed terms additional to or different from those in this Agreement that may appear subsequently in the other party’s form documents, purchase orders, quotations, acknowledgments, invoices, or other communication. This Agreement will enure to the benefit of, and be binding upon, the parties and Customer respective heirs, executors, administrators, successors and permitted assignees.

16.7 Non-Waiver. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver of such right or remedy; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy granted under this Agreement or by law.

16.8 Severability. If any term of this Agreement, or the application of such term to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such term to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

16.9 Amendment. No amendment to this Agreement will be valid unless in writing and signed by both parties; provided however, that Company’s Affiliates may modify its Tariffs from time to time in accordance with law and/or may modify the Guide from time to time (such Guide modification will be effective as specified in the Guide) and/or its AUP from time to time (such AUP modification will be effective upon its posting to the AUP website), and thereby affect the Services furnished to Customer.

16.10 Survival. The provisions of this Agreement which by their nature are intended to survive this Agreement will survive the termination or expiration of this Agreement.

16.11 Execution and Due Authority. The parties have duly executed and agreed to be bound by this Agreement as evidenced by the signatures of their authorized representatives on a Service Order Form. Each party represents and warrants to the other that the signatory identified beneath its name has been duly authorized and has full authority to execute this Agreement on its behalf.

16.12 Language. Customer hereby confirms that Customer accepts this Agreement, as well as all other related documents, including notices, in English only, unless Customer specifically requests French correspondence. Residents du Québec Seulement — Les parties aux présentes confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, soient rédigés en anglais seulement, à moins d’une demande expresse de I’une des parties à I’effet que les documents échangés soient rédigés en français. Customer and Company have expressly requested that the Agreement and all documents, appendices and notices be drafted in the English language. Le Client et la Compagnie ont demandé expressément que la présente entente et tous les documents, annexes et avis connexes soient rédigés en anglais. The parties expressly agree to exclude the application of Article 2125 of the Civil Code of Quebec to the Services of this Agreement.

16.13 Legislative Change. Where applicable, either party may immediately cancel any Schedule without penalty in the event of any regulatory or legislative change or government policy that renders the Service Agreement(s) unenforceable or illegal.

16.14 Domain Names and IP Addresses. Customer is responsible for registering and maintaining its domain names. Upon request and subject to this Agreement, Company may act as Customer’s agent for those purposes. All such activities by Customer (and Company as agent for Customer, as applicable) will comply with applicable law and with the rules and procedures of the applicable domain name registrar or similar authority. Any Internet Protocol (“IP”) addresses assigned to Customer by must be used solely in connection with the Services for which it is assigned. If the Services are discontinued for any reason, Customer’s right to use the IP addresses ceases immediately and the IP addresses immediately revert to Company.

16.15 No Third Party Beneficiaries. Except as otherwise expressly stated in this Agreement, nothing in this Agreement confers any rights or other benefits in favour of any person other than the Parties.

ANNEX 2 TO SOF 1-UU2XUS

DEFINITION OF SERVICE

Company will provide you (‘Customer’) with colocation service for your equipment in Company’s Data Centre. Company will provide the Customer with the defined amount of cabinet space below, which a redundant 15 AMP 125VAC z-line power outlet in an environmentally controlled, secure POP or Data Centre. For cage space, eight 15 AMP 125VAC power outlets will be provided. Company will also provide Internet connectivity as selected by the Customer.

The Customer is responsible for any out-of-band (OOB) management equipment, remote backup capabilities, and remote power-cycling equipment. For Customers that require cabinet space, Company recommends that Customer’s equipment be 19” rackmounted, however if it is not, Company will supply a shelf for the Customer’s equipment if required. Company assumes responsibility for the cabinet, power, the connection between the Customer’s equipment and Company’s backbone and any Company backbone issues. The Customer’s equipment will be the demarcation point for Company. The customer’ is solely responsible for all equipment and any telecommunications lines (analog/ISDN, etc) connected to the equipment. The Customer is also responsible for all troubleshooting and maintenance of the equipment. Customer must complete the attached Customer Equipment List outlining equipment installed in Customer’s space including any serial or other identification numbers. Customer must also periodically update this list to account for changes that are made by Customer.

Cross Default

Any breach or default by Customer under any related dedicated circuit agreement or other Internet services or other Company services agreement with Company shall be a default hereunder, and the parties hereby agree that Company shall have a charge, lien or other encumbrance against Customer equipment for any such default. Company may deny Customer access to any colocation area under such circumstances.

Data Centre Colocation — Hosting

Data Centre Colocation — Hosting Services offer customers the opportunity to take advantage of Company’s data facilities and network plus the flexibility to administer and access their own equipment. Colocation has no “standard configuration.” Customers bring their own equipment to one of our data centres and choose cabinet or caged space and connectivity that best meets their individual needs.

Cabinet Space	Dimensions
Half Cabinet	36.75” high x 24” wide x 36”deep (exterior)
Full Cabinet	83” high x 24” wide x 36”deep (exterior)
Full Cage	100 square feet ( and multiples)

Colocation Internet Connectivity

Data Centre Colocation — Hosting Services Customers must select an Internet connectivity tier from the options below. Company provides the Customer with an RJ45 interface at Customer’s equipment. If Company provides Customer with a router, the router remains the property of Company at all times, and shall be subject to the Terms and Conditions. Alternatively, Customer may provide a router that can speak IP over Ethernet to a router at Company’s data centre. The Service includes one hour of set-up support and procedural assistance in establishing your connection to the Internet, registration of one domain name and primary and/or secondary Domain Name Service (DNS), non-portable IP numbers as immediately required and as justified under current ARIN policy (http://www.arin.net), SMTP mail forwarding, one free email mailbox and 24x7 customer support. Access will be provided to USENET news hierarchies including can, comp, misc, news, rec, sci, soc, talk, and your regional hierarchy. All of the services provided by Company pursuant to this Schedule are collectively referred to as “Services”.

Company provides the Customer’s colocated equipment with an Ethernet circuit from the Company data centre to the customer’s equipment location. Burstable service customers have Ethernet bandwidth available to them over a 10 Mbps or 100 Mbps Ethernet port. Customer must commit to the minimum connectivity tier of 1.0 to 1.5 Mbps to be eligible to purchase a full rack.

10 Mbps Ethernet	100 Mbps Ethernet
Usage Level Tiers	Usage Level Tiers
0 to 0.5 Mbps	0 to 10 Mbps
0.5 to 1 Mbps	10 to 15 Mbps
1 to 2 Mbps	15 to 20 Mbps
2 to 3 Mbps	20 to 25 Mbps
3 to 4 Mbps	25 to 30 Mbps
4 to 5 Mbps	30 to 35 Mbps
5 to 6 Mbps	35 to 40 Mbps
6 to 7 Mbps	40 to 45 Mbps
7 to 8 Mbps	45 to 50 Mbps
8 to 9 Mbps	50 to 55 Mbps
9 to 10 Mbps (Full)	55 to 60 Mbps
60 to 65 Mbps
65 to 70 Mbps
70 to 75 Mbps
75 to 80 Mbps
80 to 85 Mbps
85 to 90 Mbps
90 to 95 Mbps
95 to Full 100 Mbps

Monthly billing for Colocation Internet Service is based on sustained usage level during the month, as determined by traffic samples taken approximately every five minutes over the course of the month. The Customer’s monthly charge is determined by the usage level under which 95% of samples fall during the billing month. Adjustments may be made to any invoice generated monthly in advance. Local telco charges are not included; prices quoted above are Internet access charges.

Data Centre Access

Customer access to the data centres is controlled at two levels: facility and equipment area. On the first visit to Company’s data centre, Customer will be enrolled in the biometric reader. In addition, a personal identification number (PIN) will be assigned for the Customer by Company. In order to enter the colocation room, Customers will be required to enter their PIN and then place their finger on the biometric reader for verification. The second phase of access consists of an electronic key that a Customer must use in order to enter the cabinet space of the data centre. The electronic key will unlock the door in conjunction with the PIN code as assigned above. Customer must renew the electronic key monthly by contacting the access server. Customer may select a reasonable number of individuals, who will be allowed access to Customer’s equipment in the data centre. The selected individuals will be enrolled in the biometric reader, assigned an electronic key as well as PIN codes. Any Customer-designated individual beyond the first designee may be subject to additional charges to Customer, at Company’s then-current rates. Customer acknowledges and agrees that if any of the designated individuals are not employees of Customer, such individuals shall nonetheless be the responsibility of Customer, and for the purposes of the Agreement, including any liability of responsibility of Customer thereincontained, such individuals shall be considered to be those for whom Customer is responsible at law. All individuals designated by Customer must comply with Company’s Data Centre Access Policy.

The charges for data centre access are included in the setup and monthly fees. The pricing for cabinet space colocation includes access for one individual per half or full cabinet. Subject to the terms of the Agreement, at Customer’s request, more than one individual may be allowed access to Customer’s equipment in Company’s data centre with Fees as listed in the applicable Service Order Form “SOF” or applicable Exhibit.

Customer will be required to pay Fees as listed in the applicable SOF or Exhibit per month per additional user in addition to a nonrecurring and refundable charges per user for the electronic key. Upon the return of each electronic key, and at Customer’s request, Customer’s account will be credited the refundable charge for each key at the time of termination of the Agreement. Customer will be required to provided a list identifying all individuals that will have access to Customer’s colocated equipment. Each additional individual will be required to go through the process outlined above in order to be enrolled in the biometric reader, assigned electronic keys and PIN codes. A replacement charge may be charged per electronic key for lost or stolen keys as listed in the applicable SOF or Exhibit. Electronic keys are not transferable since the keys act in conjunction with PIN codes and a biometric scan.

Additional Data Centre Services

Additional Power:

The following options are available for additional power outlets:

Power Line Specifications

Amps	Maximum Voltage
15A	125 V
250 V
20 A	125 V
250 V
30 A	125 V
250 Vs11am

Additional Customer Provisioned Circuits

There will be onetime charge(s) and monthly charge(s) for each PRI/Telco line provisioned by the customer. Company is not responsible for connecting the line to the customer’s equipment (escort fees may apply). Fees as listed in the applicable SOF or Exhibit.

Server Reboots

If Customer requires Company attempt a reboot of their equipment, the following turn around times are applied. Customers must install their own remote rebooting system. Fees as listed in the applicable SOF or Exhibit.

Response Time

Weekdays: Mon-Fri	8am-5pm: 1 hour
5pm-11pm: 2 hours
11pm-8am: 4 hours
Weekends or Holidays	8am-5pm: 2 hours
5pm-8am: 4 hours

Additional Terms and Conditions

General Service Terms (GSA) forming part of the Agreement. To the extent of any inconsistency between the terms of the main body of the General Services Agreement and this Schedule, the terms of this Schedule shall prevail, to the extent of any such inconsistency.

SERVICES

1.1
The Service Order identifies the physical location (“Facility”) of the Equipment storage space to be made available to Customer hereunder (the “Space”), and sets forth a description of the services and Internet connectivity (the “Services”) to be provided in connection with the Space and all Equipment installed in the Space (the “Equipment”).

1.2
Customer, and not Company, has sole and exclusive control over the content residing on Customer’s server(s) (the “Customer Content”). Customer acknowledges and Company agrees that in the provision of the Services hereunder Company is not provided, either directly or indirectly, and will not seek access to the Customer Content that would allow Company to exercise any control over the Customer Content.

1.3
Customer shall use its best efforts to promptly and thoroughly respond to any notices forwarded to Customer by Company, including, but not limited to notices that the Customer Content violates applicable copyright law in Canada or abroad.

1.4
Customer acknowledges that certain installation, technical support, and consulting services may be provided by an unaffiliated third party contractor to Company (“Contractor”). Customer hereby authorizes Company to provide Contractor all Customer location, Equipment and contact information necessary to provide such services. In addition, COMPANY, or its affiliates or subcontractors may perform some or all of Company’s duties and/or obligations hereunder.

PERMISSIBLE USE OF SPACE

3.1
Company exercises no control over, and accepts no responsibility for, the content of the information passing through Company’s host computers, network hubs and points of presence (the “Company Network”). All use of the Company Network and the Services must comply with the then-current version of the Company Acceptable Use Policy (“Policy”) which is made a part of the Agreement and is available at the following URL: http://www.verizonbusiness.com/ca/terms/ca/aup/

Company reserves the right to amend the Policy from time to time, effective upon posting of the revised Policy at the URL or other notice to Customer. Company reserves the right to suspend the Services or terminate the Agreement effective upon notice for a violation of the Policy. Customer agrees to indemnify and hold harmless Company from any losses, damages, costs or expenses resulting from any third party claim or allegation (“Claim”) arising out of or relating to use of the Space or Services, including any Claim which, if true, would constitute a violation of the Policy.

3.2
Company will contact Customer to schedule an installation planning call. During that installation planning call, Company and Customer will schedule a mutually agreeable installation date. Company reserves the right to cancel the Agreement if Customer is not using the service within [***] days of the date the Agreement is signed.

3.3	Networks assigned from a Company net-block are non-portable. Network space allocated by Company must be returned to Company in the event Customer discontinues service.

3.4
Customer may use the Space only for the purposes of installing, maintaining, and operating the Equipment. Access to the Facility is restricted to Customer’s employees and agents. Customer will furnish to Company, and keep current, a written list identifying a maximum of five individuals authorized to obtain entry to the Facility and access the Space. Customer agrees that no individual it authorizes to enter the Facility will have been convicted of a felony. Customer assumes responsibility for all acts or omissions of the individuals included on this list or authorized by Customer to enter the Facility, and agrees to indemnify and hold Company harmless from any Claim arising from the acts or omissions of these individuals. Customer’s employees and agents will comply with all applicable laws and ordinances; with the standards and practices of the telecommunications industry; and with all Company or Facility security procedures, Facility rules, and safety practices. Company may revoke the entry privileges of any person who fails to comply with the Agreement, who is disorderly, or who Company reasonably suspects will violate the Agreement.

3.5

Company and its designees may observe the work activities of Customer’s employees and agents in the Facility and may inspect at any time the Equipment brought into the Space. Customer’s employees and agents shall not use any products, tools, materials, or methods that, in Company’s reasonable judgment, might harm, endanger, or interfere with the Services, the Facility, or the personnel or property of Company, its vendors or its other customers. Company reserves the right to take any reasonable action to prevent such potential harm.

3.6
Company will perform certain services which support the overall operation of the Facility (e.g., janitorial services, environmental systems, maintenance) at no additional charge to Customer. Customer shall be required to maintain the Space in an orderly manner and shall be responsible for the prompt removal from the facility of all trash, packing material, cartons, etc. that Customer’s employees or agents brought to or had delivered to the Facility.

3.7
Customer may not make available space within the Space to any third party. If Customer makes space available to a third party, Customer shall be in breach of the Agreement and Company may pursue any legal or equitable remedy, including but not limited to the immediate termination of the Agreement.

3.8	Upon termination of the Agreement, Customer is responsible for arranging prompt removal of its Equipment from the Facility at Customers sole risk and expense.

CONDUCT IN FACILITY

4.1
Customer will maintain and operate the Equipment in a safe manner, and keep the Space in good order and condition. No employees or agents of Customer will harm or allow any attempt to breach the security of the Facility, the Services, or any third party system or network at the Facility or accessed by means of the Services.

4.2
Customer agrees to use the common areas of the Facility for the purposes for which they are intended and abide by any rules governing such common areas. Such rules include, but are not limited to, a prohibition against smoking in the Facility.

4.3
Customer’s employees and agents are prohibited from bringing any of the following materials into the Facility: wet cell batteries, explosives, flammable liquids or gases, alcohol, controlled substances, weapons, cameras, tape recorders, and similar equipment and materials.

4.4
Customer agrees not to alter, tamper with, adjust, or repair any equipment or property not belonging to Customer, and agrees not to erect signs or devices on the exterior of the storage cabinet or to make any construction changes or material alterations to the Space or the interior or external portions of the Facility.

[***] Indicates a portion of this exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission.  The omitted portions have been filed separately with the Securities and Exchange Commission.

EQUIPMENT DEPLOYMENT

5.1
Customer will furnish to Company, and keep current, an Equipment List (attached as Schedule A) identifying all Equipment in the Space. Company reserves the right to verify installation of the Equipment on the Equipment List. All Equipment must fit within the Space unless agreed to by Company in a written addendum to the Agreement. Customer warrants that all Equipment is UL and/or CSAA approved. Cabling used by Customer must meet national electrical and fire standards. Subject to the terms hereof, Customer will be permitted to remove from the Facility only that Equipment listed on the then-current version of Customers Equipment List.

5.2
Company reserves the right to relocate Equipment within the Facility or to move Equipment to another facility within Canada with at least 45 days’ written notice. Equipment moved or relocated at Company’s initiative will be at Company’s expense, however Company shall only be liable for damages directly resulting from any such relocation, to the extent set forth herein. Every commercially reasonable effort will be made to minimize downtime and service interruption if Equipment is moved or relocated, If Customer objects in writing to the location of the new Facility within the notice period set forth, Customer may terminate the Agreement without penalty at any time within 60 days of receiving notice of the new Facility’s location.

5.3	Customer agrees to immediately remove or render non-infringing, at Customers expense, any Equipment alleged to infringe any patent, trademark, copyright, or other intellectual property right.
5.4
If Company negligently or willfully damages any Equipment, Company will repair or replace the damaged item or, at Company’s option, will reimburse Customer for the reasonable cost of repair or replacement. THIS SHALL BE CUSTOMERS SOLE AND EXCLUSIVE REMEDY FOR ANY DAMAGE TO EQUIPMENT CAUSED BY OR ATTRIBUTABLE TO COMPANY, ITS EMPLOYEES, OR AGENTS.

INDEMNITY

6.
Customer agrees to indemnify Company against actions by any person claiming an ownership or possessory interest, lien, trust, pledge, or security interest in any Equipment, including without limitation any attempt by such third party to take possession of the Equipment. In addition, Customer shall indemnify Company against actions by any third party based on an alleged violation of applicable copyright law.

INSURANCE

7.1	Customer agrees to maintain, at Customers expense, during the entire time the Agreement is in effect for each Space:

6.1.1 Commercial General Liability Insurance in an amount not less than Two Million dollars ($2,000,000) per occurrence for bodily injury, personal injury and property damage;

6.1.2 Employers Liability Insurance in an amount not less than One Million dollars ($1,000,000) per occurrence; and

6.1.3 Workers’ Compensation Insurance in an amount not less than that prescribed by statutory limits.

6.1.4 Commercial Automobile Liability Insurance applicable to bodily injury and property damage, covering owned, non-owned, leased and hired vehicles, in an amount not less than $1,000,000 per accident.

6.1.5 Umbrella or Excess Liability Insurance with a combined single limit of no less than $1,000,000 to apply over Commercial General Liability, Employee’s Liability, and Automobile Liability Insurance.

7.2
Prior to taking occupancy of the Space, Customer shall furnish Company with certificates of insurance which evidence the minimum levels of insurance set forth herein and which name Company as an additional insured. The Commercial General liability insurance shall contain the ‘Amendment of the Pollution Exclusion’ endorsement for damage caused by heat, smoke or fumes from a hostile fire. In the event the Facility’s landlord, pursuant to a lease relevant to a particular Space, requires additional insurance, Customer hereby agrees to comply with the landlord’s requirements under the lease, as the lease may be modified from time to time.

7.3
None of Company, Company’s subsidiaries, parent companies, or affiliates shall insure or be responsible for any loss or damage to property of any kind owned or leased by Customer or by its employees and agents other than losses or damages resulting from negligence or willful acts of such parties. Any insurance policy covering the Equipment against loss or physical damage shall provide that underwriters have given their permission to waive their rights of subrogation against Company, Company subsidiaries, affiliates, the Facility landlord, and their respective directors, officers and employees.

7.4
Customer will insure or self-insure against claims involving Customer’s employees and agents. Customer agrees to release and indemnify Company against claims by any of Customer’s employees and agents arising from dismissal, suspension, or termination of work, or from denial of entry to the Facility; and claims by any person arising from Customer’s nonpayment for the Space or the Services.

7.5
Company represents and warrants that Company has obtained and will maintain insurance in respect of the facilities at which the Services are provided (TOR6) in such amounts as it may deem appropriate, but in no event less than (a) Five Million dollars ($5,000,000) per occurrence of Commercial General Liability Insurance for bodily injury, personal injury and property damage, (b) Two Million dollars ($2,000,000) per occurrence of Damage to Rented Premises Insurance.

SERVICE LEVEL AGREEMENT

8.
The Service Level Agreement (“SLA”) for this service is set forth at http://www.verizonbusiness.com/ca/terms/ca/sla/ and applies only to Customers agreeing to a Minimum Service Period of at least one year during such Minimum Service Period. Company reserves the right to amend the SLA from time to time effective upon posting of the revised SLA to the URL referred to above, provided that in the event of any amendment resulting in a material reduction of the SLA’s service levels or credits, Customer may terminate the Agreement without penalty by providing Company written notice of termination during the 30 days following such amendment. The SLA sets forth Customer’s sole remedies for any claim relating to any of the Services or Company’s Network, including any failure to meet any Service Level set forth in the SLA. Company’s records and data shall be the basis for all SLA calculations and determinations, and any failure to obtain same due to Customer’s acts, omissions or instructions shall vitiate this Section 11. Notwithstanding anything to the contrary, the maximum amount of credit for all failures in any calendar month under the SLA shall not exceed in the aggregate the monthly fee and/or set-up charge which absent the credit, would have been charged for the service that month. The SLA will only be available to Customers that wish to have collocation service at the following eligible Company collocation sites, by Company site designation: TOR3, TOR6, MTL2, VAN2 AND CAL1. There will be no SLA for Customers that receive collocation services in any other Company facilities. Customer is required to report a non-conformance of the SLA within five business days of the month of non-conformance with a request for credit or the ability to receive a credit for such non-conformance will be waived.

NO WARRANTY

9.	COMPANY PROVIDES THE SPACE AND THE SERVICES “AS IS”.

NO ESTATE OR PROPERTY INTEREST

10.
Customer acknowledges that it has been granted only a license to occupy the Space and that it has not been granted any real property interests in the Space or the Facility. Payments by Customer under the Agreement do not create or vest in Customer (or in any other person) any leasehold estate, easement, ownership interest, or other property right or interest of any nature in any part of the Facility. The parties intend that Equipment, whether or not physically affixed to the Facility, shall not be construed to be fixtures. Customer (or the lessor of the Equipment, if applicable) will report the Equipment as its personal property wherever required by applicable laws, and will pay all taxes levied upon such Equipment.

DAMAGE TO THE SPACE

11.
If the Space is damaged due to a Force Majeure event, Company shall give prompt notice to Customer of such damage, and may temporarily relocate Equipment to new Space or a new Facility, if practicable. If the Facility’s landlord or Company exercises an option to terminate a particular lease due to damage or destruction of the Space, or if Company decides not to rebuild the Space, the Agreement shall terminate as of the date of the damage. Monthly recurring fees for Space and Services shall proportionately abate for the period from the date of such damage.

12.
If neither the landlord of the Facility nor Company exercises the right to terminate, Company shall repair the particular Space to substantially the same condition it was in prior to the damage, completing the same with reasonable speed. In the event that Company shall fail to complete the repair within a reasonable time period, Customer shall have the option to terminate the Agreement with respect to the affected Space, which option shall be the sole remedy available to Customer against Company under the Agreement relating to such failure. If the Space or any portion thereof shall be rendered untenable by reason of such damage, the Monthly recurring fee for Space and Services shall proportionately abate for the period from the date of such damage to the date when such damage shall have been repaired.

AVAILABILITY

13.	Rack or co-location delivery is subject to availability. Delays in excess of 120 days past the order date may be canceled by the customer without penalty.

BILLING START DATE — CONNECTIVITY SERVICES

14.
Customer acknowledges that the Service is immediately billable at the contracted rates five (5) days after the local loop component is installed and tested, regardless of whether Customer uses the Service. Where Company does not provide the local loop, any service level agreement otherwise applicable to the Service and stately expressly in the Agreement shall be void. Customer shall become billable at the contracted rates commencing upon the date Customer occupies a port on Company’s equipment in respect of the Service.

DOMAIN NAMES AND INTERNET PROTOCOL NUMBERS

15.
Customer warrants that any domain name registered or administered on its behalf will not violate the trademark or other intellectual property rights of any third party and that Customer will comply with the rules and procedures of the applicable domain name registries, registrars, or other authorities. Customer irrevocably waives any claims against Company that may arise in connection with the registration or administration of domain name(s). Any Internet Protocol numbers (“IP Numbers”) assigned to Customer by Company in connection with the Services shall be used only in connection with the Services. In the event Customer discontinues use of the Services for any reason, or this Agreement expires or is terminated for any reason, Customer’s right to use the IP Numbers shall terminate.

Notwithstanding anything in this Agreement, Customer acknowledges and agrees that:

(1) Customer may not exceed 80% or 6 Kw of any 30A/250V UPS circuit, and

(2) Any additional load on a Non-UPS circuit in excess of a 6 Kw of aggregate usage on all circuits will incur additional usage charges per month (not pro-rated), which Customer agrees to pay. Notwithstanding anything in this subsection, Customer must reduce power usage for each Cabinet to less than 6 Kw within 10 days of the first record of violation (based on Company’s statistics)(“Remedy Period”). If Customer does not reduce power usage to the acceptable level specified herein within the Remedy Period, Company may suspend Services in whole or part, or alternatively terminate any or all services to Customer as a material breach of this Agreement. Company is not required to notify Customer or monitor power usage in respect of subsections (1) or (2) hereof. Customer acknowledges and agrees that violation of these rules is a material breach of these service terms placing Company assets in jeopardy, and accepts that Company may take any action Company may deem necessary or expedient to protect its assets, facilities and network in the event Company detects a violation of this Section.

SAFE LOAD CAPACITY

16.
Customer will not exceed, at any time, the Safe Load Capacity on: (a) the primary power circuit, where Customer is using only the primary power circuit; or (b) the primary power circuit together with any secondary power circuits also being used by Customer, where Customer is drawing power from multiple sources. For the purposes of this paragraph, the Safe Load Capacity is equal to 80% of the amperage rating of the primary power circuit. For greater certainty, where multiple power sources are being used by Customer, the maximum aggregate usage may not exceed the Safe Load Capacity. In addition, where Customer uses non-UPS, ‘passive’ or ‘street power’ in addition to the primary (UPS or ‘active’) power, then, where the aggregate of all power used exceeds the Safe Load Capacity, Customer shall be liable to pay and shall pay for additional power in excess of the Safe Load Capacity at Company’s then-current rates, not pro-rated. Where Customer is in breach of this paragraph, Company may, at its sole option and reasonable discretion to protect Company property and other Data Center customers, either notify Customer in writing to reduce power usage in order to bring itself into compliance with this paragraph within five (5) days of the date of such notice, or immediately suspend Services in whole or part without notice.

PHYSICAL SECURITY REVIEWS

17.
Type II SAS70 Audit Report. As of the Effective Date, Company’s affiliate has obtained a third-party Type II SAS70 audit of the Data Center in Toronto, Canada designated in SOFs as “TOR6”. Upon request, Company will provide a copy of the auditor’s SAS70 report with respect to this facility upon execution of Company’s form of Non-Disclosure Agreement referencing this report. During the Minimum Service Period and any extensions there to, it is the intention of Company and its affiliates to maintain a Type II SAS70 audit or equivalent report with respect to TOR6.

18.
On-Site Security Review. Upon 30 days written request, Company will allow Customer to participate in an on-site Security Review at one of Company’s facilities (“Security Review”). Such review will include the following: 1) Company will provide Customer with information relating to Company’s security policies and procedures, including without limitation third-party audit reports or assessments of the effectiveness of Company’s security controls and procedures to the extent such third-party reports or assessments are available with respect to the services purchased by Customer; 2) Company will make relevant subject matter experts available in person, or by telephone, to answer customer questions relating to its security controls and procedures; and 3) Company will provide an escorted tour of the facility to allow Customer to view Company’s general operations, including security, at the facility.

In no case will information shared under this section include confidential information of third parties (e.g., information relating to Company’s customers, etc.) or highly sensitive information of Company (e.g., classified, restricted, legally privileged information, etc.). Such Security Review shall be permitted twice annually. Upon Customer’s written request during the Minimum Service Period (but no more frequently that three times in every 12-month period in any event), Company will provide a certification letter, in Company’s form, to Customer with respect to Company’s security controls at TOR6.

19.
Remote Hands — Not Included. Any such Security Review will be performed at Customer’s expense, and will require Customer to purchase Remote Hands services and open a Hands & Eyes ticket. Remote Hands charges will be invoiced to Customer separately.

ANNEX 3 TO SOF 1-UU2XUS

This Acceptable Use Policy specifies the actions prohibited by Verizon Canada Ltd. (“Verizon”) to users of the Verizon Network. Verizon reserves the right to modify the Policy at any time, effective upon posting of the modified Policy to this page.

ILLEGAL USE

The Verizon Network may be used only for lawful purposes. Transmission, distribution or storage of any material in violation of any applicable law or regulation is prohibited. This includes, without limitation, material protected by copyright, trademark, trade secret or other intellectual property right used without proper authorization, and material that is obscene, defamatory, constitutes an illegal threat, or violates export control laws.

SYSTEM AND NETWORK SECURITY

Violations of system or network security are prohibited, and may result in criminal and civil liability. Verizon will investigate incidents involving such violations and may involve and will cooperate with law enforcement if a criminal violation is suspected. Examples of system or network security violations include, without limitation, the following:

•
Unauthorized access to or use of data, systems or networks, including any attempt to probe, scan or test the vulnerability of a system or network or to breach security or authentication measures without express authorization of the owner of the system or network.

•	Unauthorized monitoring of data or traffic on any network or system without express authorization of the owner of the system or network.

•	Interference with service to any user, host or network including, without limitation, mailbombing, flooding, deliberate attempts to overload a system and broadcast attacks.

•	Forging of any TCP-IP packet header or any part of the header information in an email or a newsgroup posting.

EMAIL

Sending unsolicited mail messages, including, without limitation, commercial advertising and informational announcements, is explicitly prohibited. A user shall not use another site’s mail server to relay mail without the express permission of the site.

USENET

Posting the same or similar message to one or more newsgroups (excessive cross-posting or multiple-posting, also known as “SPAM”) is explicitly prohibited.

INDIRECT OR ATTEMPTED VIOLATIONS OF THE POLICY, AND ACTUAL OR ATTEMPTED VIOLATIONS BY A THIRD PARTY ON BEHALF OF A VERIZON CUSTOMER OR A CUSTOMER’S END USER, SHALL BE CONSIDERED VIOLATIONS OF THE POLICY BY SUCH CUSTOMER OR END USER.

Complaints regarding illegal use or system or network security issues may be sent to security@verizonbusiness.com.

Complaints regarding SPAM or other email abuse may be sent to abuse-mail@verizonbusiness.com.

Complaints regarding incidents of phishing or spoofing may be sent to phishing@verizonbusiness.com.

Complaints regarding USENET abuse may be sent to abuse-news@verizonbusiness.com.